Exhibit 21.1


                       BROADVISION, INC. AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



       * BroadVision Switzerland, A.G., organized under the laws of Switzerland

       * BroadVision Franc, S.A., organized under the laws of France

       * BroadVision Germany GmBH, organized under the laws of Germany

       * BroadVision U.K., Ltd., organized under the laws of the United Kingdom

       * BroadVision Nipon Japan, organized under the laws of Japan

       * BroadVision B.V., organized under the laws of the Netherlands